Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated August 16, 2016 relating to the balance sheets of ManeGain, Inc. as of December 31, 2015 and 2014, and the related statements of operations, changes in stockholders’ equity, and cash flows for years then ended, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

January 26, 2017

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com